Exhibit 10.1

November 19, 2013
Re: Separation from Employment

Mr. Kurt Frahn
1243 Lagoon Rd.
Tarpon Springs, FL 34689

Dear Kurt,

In accordance with your resignation, this letter agreement and release (“Agreement”) contains all understandings between us with respect to your employment and separation from employment with MarineMax, Inc. and MarineMax Services, Inc. (referred to throughout this Agreement individually and collectively as “Employer” or “Company”). You may be referred to throughout this Agreement as “you” or “Employee”). By signing this Agreement and attached Release, as hereinafter defined, you are resolving any and all issues and claims related to your employment at Employer and your separation from such employment. There are no other written or oral agreements regarding your separation from employment at Employer aside from what is written in this Agreement and Release.

Your last day of employment with Employer will be December 10, 2013 (“Separation Date”). You will be paid your current salary and any other earned bonuses as of such date through your Separation Date provided that you remain an employee in good standing during such time. Thereafter, you will serve as a consultant to MarineMax for a period of twelve (12) months ending on December 10, 2014. In consideration for the representations and promises set forth in this Agreement, Employer agrees to pay you the amount of One Hundred Thirty-Five Thousand and No/100 Dollars ($135,000.00), minus all applicable customary withholdings and deductions if any, in monthly installments on or about the tenth (10th) of each month over the twelve (12) month consulting period during which period you will be providing services not to exceed 20% of the average level of services provided during the 36 months of employment immediately preceding the Separation Date. Additionally, during this twelve (12) month consulting period, any options to purchase common stock of the Company held by you will continue to be vest and will be exercisable pursuant to the terms of the relevant agreements to the extent that such vesting or exercise will not cause you to be subject to any excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), notwithstanding your separation from employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by you, will continue to vest and will not be subject to any risk of forfeiture or repurchase for twelve (12) months following your Separation Date.

You will also receive information on eligibility for conversion of benefits, and any other appropriate documents pertaining to your separation from employment so that you may elect COBRA medical and/or dental continuation coverage. You will also receive information regarding your options for a lump sum distribution or direct rollover of your 401(k) account, if applicable. You agree that no other benefits or monies are owed to you or will be paid to you arising out of your employment at Employer, including without limitation, pursuant to the Severance Policy for Key Executives dated November 27, 2012.

You further agree that as consideration for Employer entering into this Agreement and as a condition precedent to the receipt of the consideration described herein, you must remain an employee in good standing until the Separation Date and you will execute and deliver to Employer a second release and covenant not to sue in the form attached hereto as Exhibit A (the “Release”) on or after the Separation Date. The payment schedule described above will not be affected by the date the Release is signed by you.

In consideration for the above, you agree to release and discharge Employer, its shareholders, any related companies, affiliates, successors and assigns, and their respective directors, officers, employees and agents, insurers, benefit plans (including any pension or profit-sharing, savings, health, trusts or other benefit plans of any nature) as well as the plans’ respective trustees and administrators (“Releasees”) from any and all causes of action, suits, claims, obligations, promises, administrative actions, complaints and demands, whatsoever, whether known or unknown, in law or in equity, that you or any other person on your behalf ever had, has, or may have as of the date you sign this Agreement (the “Released Claims”). The Released Claims include, but are not limited to, any rights or claims you may have under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”) and any other federal, state or local laws, ordinances or regulations pertaining to employment (including laws relating to harassment, discrimination or retaliation/whistleblowing), employee benefits or compensation; and any common law claims for wrongful discharge, breach of contract or implied contract, or bad faith/unfair dealings. However, the Released Claims do not include: (i) any claims arising out of or related to events occurring after you sign this Agreement; (ii) any claims for vested benefits under any Employer benefit plan; (iii) any claims which by law cannot be released by you and (iv) any claims related to Employer’s performance under this Agreement.

You understand and acknowledge that various federal, state and local laws, provide you with the right to bring actions against Employer if, among other things, you believe you have been discriminated against or harassed on the basis of race, ancestry, color, age, religion, sex, national origin, disability, sexual orientation, veterans’ status or benefit eligibility or if you have been subject to retaliation for complaining of discrimination/harassment. With full understanding of the rights afforded under those laws, you state that you have not filed any such claims against Employer, you agree that you will not file any action in the future against Releasees based upon any alleged violation of these Acts or based on any other theory of law. Further, you waive any rights to assert a claim for relief available under those laws or under any other theory of law or statute, including, but not limited to, back pay, front pay, attorneys’ fees, damages, interest, waiting time penalties, reinstatement, or injunctive relief. This Agreement will not preclude you from filing a lawsuit to enforce this Agreement or to file a charge of discrimination with a federal, state or local civil agency (but you agree to waive any right to any monetary recovery if such an agency successfully pursues any claim on your behalf). If, contrary to this Agreement, you initiate any type of legal action, except as provided herein, this Agreement shall serve as a complete bar to any such action, and you agree to pay any and all costs involved, including attorneys’ fees, for both yourself and the Employer, at all levels of proceedings.

By signing below, you acknowledge that this Agreement provides you with severance benefits in addition to those to which you would otherwise be entitled.

Employer, by entering into this Agreement, does not admit and expressly denies any liability to you except for the obligations set forth in this Agreement.

You acknowledge and agree that you will continue to be bound by the Confidentiality and Non-solicitation Agreement executed by you on April 20, 1999, in accordance with the terms and time period stated therein. Further, you agree not to disclose any confidential or proprietary information and, not later than the Separation Date, you will return all such information along with any Employer materials you obtained in the course of your employment, including originals and any copies, along with any other items of Employer property in your possession, including but not limited to, access cards, cellular telephones, beepers, computers, and keys. For purposes of this Agreement, “confidential or proprietary information” means the identity of Employer’s customers, information regarding Employer’s customers, including but not limited to customer lists, methods of doing business, marketing and promotion of Employers’ business, and any information disclosed to you or known by you as a consequence of or through your employment by Employer (including information conceived, originated, discovered or developed by you or Employer) during your employment with Employer or its business or predecessor business. Additionally, “confidential or proprietary information” shall include the discussions between us with respect to your employment, separation from employment and this Agreement. To the extent that there is any conflict between the terms of this Agreement and the Confidentiality and Non-solicitation Agreement, the conflict will be resolved so as to provide the greatest protection to Employer.

You agree that you will not at any time disparage Employer, its current and former directors, officers or employees in any manner. You agree that you will not, directly or indirectly, make negative statements or comments in any form, manner or medium about Employer or its current or former officers, directors or employees orally, in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (e.g., Facebook or Twitter), or any other electronic or web-based media) and that in the future you will not engage in such conduct.

You agree that you will not, for a period of one (1) year following your Separation Date, for any reason whatsoever, directly or indirectly, for yourself or on behalf of or in conjunction with any other individual, corporation, limited liability company, partnership, firm, or other business of whatever nature, engage as an officer, director, shareholder, owner, principal, partner, lender, joint venture, employee, independent contractor, consultant, advisor or sales representative, in the business of selling, renting, brokering, leasing, storing, repairing, restoring or servicing recreational boats or other boating products or providing services relating to recreational boats or other boating products or any other business in which Employer or any of its subsidiary corporations or affiliates are engaged.

You agree that the Employer may disclose this Agreement as necessary to comply with disclosure rules of the Securities and Exchange Commission.
You agree that you have had a full and fair opportunity to review, consider and understand this Agreement and that you are signing it freely and voluntarily and not as a result of any coercion, duress or undue influence.  You also understand that you have at least twenty-one (21) days to consider this letter agreement prior to signing it. You agree that Employer is hereby advising you in writing that you have the opportunity to consult with an attorney at your own expense prior to signing this Agreement and that Employer is recommending that you do so.  You also understand that you must sign this Agreement and deliver it to Employer no later than 5:00 pm eastern time on December 10, 2013, or the offer of severance benefits in this Agreement is withdrawn.

You understand that, pursuant to the OWBPA, (i) this Agreement is revocable by you for seven (7) days following you signing it and (ii) this Agreement is not effective or enforceable until that seven-day period expires and you have not revoked it. If you decide to revoke it, you shall not be entitled to the severance benefits provided by this Agreement.  If you wish to revoke, you must provide Employer with timely written notice of revocation of this Agreement by sending it to Employer’s General Counsel at 18167 US 19 North, Suite 300, Clearwater, FL 33764, so that it is received by the close of business on the seventh day after you have signed the Agreement.

You agree that no statements or representations other than those contained in writing in this Agreement have been made to you to induce you to sign the Agreement, that the Agreement supersedes any other agreement or representation as to the terms of your separation whether in writing or oral (but that the Confidentiality and Non-solicitation Agreement survives your signing of this Agreement), and that the Agreement may not be changed except upon the express, prior written consent of both you and the Employer.

This Agreement and the monies and benefits provided hereunder are intended to qualify for an exemption from Section 409A of the Code, where applicable, provided, however, that if this Agreement and the monies and benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that Employer shall not be required to assume any increased economic burden in connection therewith. Although Employer intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, Employer does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, or local law. Neither Employer nor its directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of monies or benefits paid under this Agreement, and Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.

Employer’s execution and performance of its obligations under this Agreement are specifically conditioned on (a) you signing, delivering to Employer and not revoking both this Agreement and the attached “Release and Covenant Not To Sue” within the required time periods described above; (b) you keeping confidential (other than as expressly provided in this Agreement) the existence and terms of this Agreement from the time you first learn of its terms until you sign this Agreement; (c) your satisfactory performance of your duties until the Separation Date and (d) your compliance with the terms of this Agreement.

You agree that this Agreement and the attached “Release and Covenant Not To Sue” shall be governed by and interpreted in accord with the laws of the State of Florida and that any claims arising out of this Agreement must be brought in a court having jurisdiction in Pinellas County, Florida.

You agree that, in the event that any one or more provisions of this Agreement or the “Release and Covenant Not To Sue” shall be deemed illegal or unenforceable for any reason, such provision shall be modified or deleted in such manner as to make this Agreement and/or the Release, as modified, legal and enforceable to the fullest extent permitted under applicable law.

Please indicate your agreement with all of the terms and conditions of this Agreement by signing both the original and copy of this Agreement and then returning the original to me.

I wish you well in your future endeavors.

Sincerely,

/s/ Michael H. McLamb
Michael H. McLamb
Chief Financial Officer

I acknowledge that I have read and understand the above Agreement, that I freely and voluntarily enter into it, and that I accept and agree to all terms and conditions.

/s/ Kurt M. Frahn	November 19, 2013
Kurt Frahn	Date

Exhibit A

RELEASE AND COVENANT NOT TO SUE

I, Kurt Frahn, in consideration of the payments and benefits provided to me by MarineMax and MarineMax Services, Inc. (the “Employer”), pursuant to a letter agreement between Employer and me regarding Separation of Employment, dated November 19, 2013 and executed by me on November 19     , 2013 (the “Agreement”), freely and voluntarily sign this document (“Release”) and hereby agree as follows:

I agree to release and discharge Employer, its shareholders, any related companies, affiliates, successors and assigns, and their respective directors, officers, employees, agents, insurers, benefit plans (including any pension, profit-sharing, savings, health, trusts or other employee benefit plans of any nature) as well as the plans’ respective trustees and administrators (“Releasees”) from any and all causes of action, suits, claims, obligations, promises, administrative actions, complaints and demands whatsoever, whether known or unknown, in law or in equity, that I or any other person on my behalf ever had, has, or may have as of the date I sign this Release (“Released Claims”). The Released Claims include but are not limited to any rights or claims I have (i) under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”) and any other federal, state or local laws, ordinances or regulations pertaining to employment (including laws relating to discrimination, harassment or retaliation/whistleblowing), employee benefits or compensation and (ii) under any common law or principle, including claims for wrongful discharge, breach of contract or implied contract or for unfair/bad faith dealings. However, Released Claims do not include (i) any claims arising from events occurring after I sign this Agreement, (ii) any claims which by law may not be released by me; (iii) any claims for vested benefits under any Employer benefit plan; and (iv) any claims related to Employer’s performance of the Agreement.

I understand and acknowledge that various federal, state and local laws provide me with the right to bring actions against Employer if, among other things, I believe I have been discriminated against or harassed on the basis of race, ancestry, color, age, religion, sex, national origin, disability, sexual orientation, veteran’s status or benefit eligibility or if I have been subjected to retaliation for complaining of discrimination/harassment. With full understanding of the rights afforded under those laws, I state that I have not filed any such claims against Employer and that I will not file in the future file any action against Releasees based upon any alleged violation of those laws or based on any other theory of law. Further, I waive any rights for relief available under those laws, including but not limited to back pay, front pay, attorneys’ fees, damages, interest, waiting time penalties, reinstatement, or injunctive relief. This Agreement will not preclude me from filing a lawsuit to enforce this Agreement or to file a charge of discrimination with a federal, state or local civil rights agency (but I agree to waive any right to any monetary recovery if such an agency successfully pursues any claim on my behalf). If, contrary to this Agreement, I initiate any type of legal action, except as provided herein, I agree that this Agreement shall serve as a complete bar to any such action, and I agree to pay any and all costs involved, including attorneys’ fees, for both myself and Employer at all levels of proceedings.

By signing below, I acknowledge that the Agreement provides me with severance benefits in addition to those to which you would otherwise be entitled.

I agree that I have had a full and fair opportunity to review, consider and understand this Release and that I am signing it freely and voluntarily and not as a result of any coercion, duress or undue influence.  I also understand that I had at least twenty-one (21) days to consider this letter agreement prior to signing it. I agree that Employer is hereby advising me in writing that I have the opportunity to consult with an attorney at my own expense prior to signing this Release and that Employer is recommending that I do so.  I also understand that I must sign this Release and deliver it to Employer no sooner than the close of business on the Separation Date (as defined in the Agreement) and no later than seven days thereafter.

I understand that, pursuant to the OWBPA, (i) this Release be revocable by me for seven (7) days following me signing it and (ii) this Release is not effective or enforceable until that seven-day period expires and I have not revoked it. If I decide to revoke it, I realize that I shall not be entitled to the severance benefits provided by the Agreement.  If I wish to revoke, I agree that I must provide Employer with timely written notice of revocation by sending it to Employer’s General Counsel at 18167 US 19 North, Suite 300, Clearwater, Florida 33764 so that it is received by the close of business on the seventh day after I have signed the Release.

I agree that no statements or representations other than those contained in writing in the Agreement or this Release have been made to me to induce me to enter into the Release, that the Agreement and this Release supersede any other agreement or representation as to the terms of my separation whether in writing or oral (but that the Confidentiality and Non-solicitation Agreement survives my signing of this Agreement), and that the Agreement and this Release may not be changed except upon the express, prior written consent of both me and the Employer.

In the event that any one or more provisions of this Release and Covenant Not to Sue shall be deemed illegal or unenforceable for any reason, such provision shall be modified or deleted in such manner as to make this Release and Covenant Not to Sue, as modified, legal and enforceable to the fullest extent permitted under applicable law.

/s/ Kurt M. Frahn	November 19, 2013
Kurt Frahn	Date
Signed copy received by:	November 19, 2013

/s/ Michael H. McLamb	Date